Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lear Corporation 2019 Long-Term Stock Incentive Plan (as Amended and Restated as of May 14, 2026) of our reports dated February 13, 2026, with respect to the consolidated financial statements and schedule of Lear Corporation and the effectiveness of internal control over financial reporting of Lear Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Detroit, Michigan
July 31, 2026